UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ANIXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2009

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 24th Floor, Chicago, Illinois on Tuesday, May 12, 2009, at 8:30 a.m., for the purpose of:

(1)	electing 13 directors;

(2)	ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2009; and

(3)	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 20, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended January 2, 2009 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from the Company’s website at http://www.anixter.com/IROverview.

By Order of the Board of Directors

John A. Dul, Secretary

Glenview, Illinois
April 7, 2009

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend please date, sign and complete the enclosed proxy and mail it promptly in the postage prepaid envelope provided.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2009.

The 2009 Proxy Statement is available at www.anixter.com/SECDocuments.

The 2008 Annual Report is available at www.anixter.com/AnnualReports.

PROXY STATEMENT
VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
CORPORATE GOVERNANCE
REPORT OF AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION 2008 SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
2008 OPTION EXERCISES AND STOCK VESTED
2008 PENSION BENEFITS
2008 NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
NON-EMPLOYEE DIRECTOR COMPENSATION(1)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT AUDITORS AND THEIR FEES
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
“HOUSEHOLDING” PROXY MATERIALS
CONCLUSION

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS
OF ANIXTER INTERNATIONAL INC.

To Be Held May 12, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc., a Delaware corporation (the “Company,” which as used herein shall mean together with or without its subsidiaries, as the context may require). The Company’s corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to stockholders on or about April 7, 2009. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 12, 2009, at 8:30 a.m., at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, or any adjournment(s) thereof.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, telegram or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC., 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $6,000 plus expenses.

VOTING

Shares of common stock, $1.00 par value, of the Company (“Common Stock”) represented by proxies in the accompanying form which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein and the other proposals.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company prior to or at the meeting written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 20, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

As of March 20, 2009, 35,261,326 shares of Common Stock were outstanding. Each stockholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the election of directors will be determined by a plurality of the votes. Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A broker “non-vote” occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have discretionary voting authority to do so and has not received instructions as to how to vote on a particular proposal. Brokers have discretionary authority to vote on the election of directors.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 1:  ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of the Company’s by-laws. The current number of directors has been set by the Nominating and Governance Committee at thirteen.

The following table sets forth the name and age as of March 20, 2009 of each director or nominee for director of the Company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the Company, his or her principal occupation(s) during the last five years, any other directorships held by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940, family relationships between directors and other directors or executive officers and selected other background information. The term of office of each director will extend until the holding of the next annual meeting of stockholders or until his or her successor is elected and qualified. Mr. Frederic F. Brace was recommended to the Nominating and Governance Committee by one of the Company’s independent directors, and the Nominating and Governance Committee recommended Mr. Brace as a nominee for director.

Present Principal Occupation or
Employment; Material Positions Held
Name and Age	During Past Five Years

Lord James Blyth, 68
Director of the Company since 1995; Vice Chairman of Middlebrook Pharmaceuticals Inc. since 2008 and Chairman from 2000 to 2008 of Diageo plc, a beverage company; Senior Advisor since 2007, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank.

Frederic F. Brace, 51
Nominee for Director of the Company in 2009; Executive Vice President and Chief Financial Officer from 2002 to 2008; Senior Vice President from 1999 to 2001 and various other management positions since 1988 of UAL Corporation, an air transportation company; Director of Bearing Point, a consulting firm.

Linda Walker Bynoe, 56
Director of the Company since 2006; President and Chief Executive Officer of Telemat Ltd. since 1995, a project management and consulting firm; Director of Simon Property Group, Inc., Prudential Retail Mutual Funds and Northern Trust Corporation.

Robert L. Crandall, 73
Director of the Company since 1999; Chairman of the Board of Directors and Chief Executive Officer from 1985 to 1998 of AMR Corporation, an air transportation and diversified services company; Director of Celestica Inc.

Robert J. Eck, 50
Director of the Company since 2008, and President and Chief Executive Officer of the Company and of Anixter Inc., a subsidiary of the Company since July 2008; Executive Vice President and Chief Operating Officer of the Company from September 2007 until July 2008; Executive Vice President — Enterprise Cabling and Security Solutions from 2004 to 2007 and Senior Vice President — Physical Security Products and Integrated Supply in 2003 of Anixter Inc.

Robert W. Grubbs, Jr., 52
Director of the Company since 1997; President and Chief Executive Officer of the Company from 1998 to July 2008; President and Chief Executive Officer of Anixter Inc., a subsidiary of the Company, from 1994 to July 2008.

Present Principal Occupation or
Employment; Material Positions Held
Name and Age	During Past Five Years

F. Philip Handy, 64
Director of the Company since 1986; a private investor; Chief Executive Officer since 2001 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc. and Rewards Network Inc.

Melvyn N. Klein, 67
Director of the Company since 1985; President of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P., from 1987 until 2008; Founder, Melvyn N. Klein Interests; Attorney and counselor-at-law since 1968.

George Muñoz, 57
Director of Company since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin, Petkus & Muñoz since 2001; President and CEO of Overseas Private Investment Corporation from 1997 to 2001; Assistant Secretary and CFO of the U.S. Treasury Department from 1993 to 1997; Director of Marriott International, Inc. and Altria Group, Inc.

Stuart M. Sloan, 65	Director of the Company since 1994; a Principal since 1984 of Sloan Capital Companies, a private investment company; Director of J. Crew Group, Inc.

Thomas C. Theobald, 71
Director of the Company since 1995; Senior Advisor of Chicago Growth Partners since 2004; Managing Director of William Blair Capital Partners, L.L.C. from 1994 to 2004; Chairman and Chief Executive Officer of Continental Bank Corporation from 1987 to 1994; Chairman of Columbia Mutual Funds; Director of Jones Lang LaSalle Inc., Ventas Inc. and AMBAC Financial Group.

Matthew Zell, 42
Director of the Company since 2001; Managing Director since 2001 of Equity Group Investments, L.L.C., a private investment company; President from 1990 to 2001 of Prometheus Technologies, Inc. and its predecessor, an information technology consulting firm; Director of Desarrolladora Homex S.A. de C.V. Mr. Zell is the son of Samuel Zell.

Samuel Zell, 67
Director of the Company since 1984, Chairman of the Board of Directors of the Company since 1985; Chairman of Equity Group Investments, L.L.C., a private investment company, since 1999 and its President since 2006; Chief Executive Officer and Chairman of the Board of Tribune Company, a diversified media company, since December 2007 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code); trustee and Chairman of the Board of Trustees from October 1996 until its sale in February, 2007, Chief Executive Officer from April 2002 to April 2003 and President from April 2002 until November 2002 of Equity Office Properties Trust, an equity real estate investment trust primarily focused on office buildings; Chairman of the Board since September 2005, President, Chairman and Chief Executive Officer from July 2002 until December 2004, and Director from 1999 until 2004 of Covanta Holding Corporation (previously known as Danielson Holding Corporation), a waste-to-energy and specialty insurance services company. For the past five years Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell is the father of Matthew Zell.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE
NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2:  RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as independent auditors subject to ratification by the Company’s stockholders. For further information regarding Ernst & Young LLP, please reference the Report of Audit Committee and Independent Auditors and Their Fees.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2009

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by the Company’s by-laws and Corporate Governance Guidelines. The operations of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on the Company’s website at: http://www.anixter.com/CorporateGovernance. Copies of these documents can be obtained by writing to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026.

Code of Ethics

The Company has a longstanding Business Ethics and Conduct Policy which is applicable to all employees, directors and officers, including the principal executive officer, the principal financial officer and the principal accounting officer. The Company’s Global Business Ethics and Conduct Policy can be viewed on the Company’s website at: http://www.anixter.com/CorporateGovernance. Copies of this document can be obtained by writing to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026.

Director Independence

The Board determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable rules and Section 303A.02 of the listing standards of the New York Stock Exchange, as well as any other direct or indirect relationship that the director may have with the Company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, the following directors and nominee for director were found to be independent: Lord Blyth, Frederic F. Brace, Linda Walker Bynoe, Robert Crandall, F. Philip Handy, Melvyn Klein, George Muñoz, Stuart Sloan, Thomas Theobald, Matthew Zell and Samuel Zell.

Board of Directors

The Board of Directors held seven meetings in 2008. All of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served except for Lord Blyth, Mr. Grubbs and Matthew Zell who, due to scheduling conflicts with certain special meetings in 2008, attended 71 percent of the meetings held. The Company encourages its directors to attend the Annual Meeting of Stockholders. All directors attended the 2008 Annual Meeting of Stockholders.

Executive Sessions and Communication with the Board of Directors and Non-Management Directors

The Chairman of the Board of Directors presides over executive sessions of the Board. If he is not present, the presiding director for the meeting is selected by the independent directors present.

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors may do so by directing such communications to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and

should prominently indicate on the outside of the envelope that it is intended for the board of directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Executive Committee

The Executive Committee, currently consisting of Samuel Zell (Chair) and Messrs. Crandall and Klein, exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings. The Executive Committee held no meetings in 2008.

Audit Committee

The Audit Committee currently consists of Messrs. Klein (Chair), Crandall, Muñoz and Ms. Bynoe, each of whom are “independent” as defined in the listing standards of the New York Stock Exchange and Rule 10A-3(b)(1) of the Securities Exchange Act. Mr. Crandall has been designated as the “audit committee financial expert,” as defined by the Securities and Exchange Commission. Pursuant to its written charter, the Audit Committee provides a general review of the Company’s accounting and auditing procedures, selects its independent auditors, meets with the Company’s independent auditors to review their recommendations, and reviews related party transactions. The Audit Committee held eight meetings in 2008.

Compensation Committee

The Compensation Committee, currently consisting of Mr. Handy (Chair), Lord Blyth, Ms. Bynoe, Messrs. Crandall, Klein, Muñoz, Sloan and Theobald, each of whom meet the independence requirements of the New York Stock Exchange, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Committee also has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. For the past four years, the Committee has retained PricewaterhouseCoopers as its outside compensation consultant (the “Consultant”). The Committee may delegate certain of its activities with regard to the Consultant to the Committee Chairman and/or representatives from the Company’s management, as appropriate.

The essential functions of the Committee are to:

•	annually ensure that the CEO’s compensation is appropriately linked to corporate objectives, evaluate the CEO’s performance in light of those objectives, and set the CEO’s compensation based on this evaluation

•	annually review and approve the compensation of the Company’s other senior executives, including the executive officers named in this Proxy Statement

•	retain overall responsibility for approving, evaluating, modifying, monitoring and terminating the compensation and benefit plans, policies, and programs of the Company, including all employment contracts, severance and change-in-control agreements, supplemental benefits and perquisites in which executives subject to the Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•	review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

The Committee conducts four regularly scheduled meetings each year, and may call additional meetings as the need arises. The Committee held seven meetings in 2008. The Committee Chair establishes the meeting agenda in consultation with the Consultant and management. Any director may request that a matter be placed on the agenda.

The Committee receives and reviews materials in advance of each meeting. These materials include information which management or the Consultant believes is relevant to the agenda as well as any materials the Committee has requested. The Committee typically meets with the Consultant and certain members of management before excusing management for its regularly scheduled executive sessions.

The Committee has directly engaged the Consultant to provide: (1) general advisory services in areas consistent with the Committee’s charter, including Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Committee. Our non-executive Chairman of the Board, in consultation with the Chairman of the Committee, is responsible for providing the recommendation to the Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion, is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Committee by the Consultant. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Committee as appropriate for benchmarking the compensation of the Company’s senior executives. The Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Chairman of the Committee develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by the Consultant and the Chairman of the Committee and presented to the full Committee for review, discussion, final determination and approval.

Nominating and Governance Committee

The Nominating and Governance Committee, currently consisting of Mr. Crandall (Chair), Lord Blyth, Ms. Bynoe, Messrs. Handy, Klein, Muñoz, Sloan and Theobald, each of whom meet the independence requirements of the New York Stock Exchange, identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify the Company’s Secretary no later than 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee. The Nominating and Governance Committee held three meetings in 2008.

Other Matters

In order to be considered for nomination to the Company’s Board, a nominee may not hold more than five directorships at other public companies unless the nominee gives notice of the intent to resign from the number of boards required to bring the total number of directorships (including the Company) to no more than six. No member of the Company’s Board can hold more than six directorships including the Company’s directorship.

As permitted by the Company’s Corporate Governance Guidelines, the Board has asked Mr. Crandall to stand for reelection to the Board for another term, notwithstanding that he has attained the normal retirement age of 72 for directors.

The Company will pay for directors to attend up to two director education courses per year. Ms. Bynoe and Mr. Muñoz have attended accredited courses in the past two years.

REPORT OF AUDIT COMMITTEE

Pursuant to the Audit Committee Charter (a copy of which is available on the Company’s website at http://www.anixter.com/CorporateGovernance), the function of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended (AICPA — Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, we discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board, and considered the compatibility of nonaudit services provided by the auditors to the Company with their independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent auditors. We held eight meetings during fiscal year 2008.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2009 for filing with the Securities and Exchange Commission. The Committee selects, subject to stockholder ratification, the Company’s independent auditors.

Melvyn N. Klein
Linda Walker Bynoe
Robert L. Crandall
George Muñoz

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our compensation program

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including those named in the Summary Compensation Table (“named executive officers”) in this Proxy Statement, have been and will continue to be essential to the Company’s success. Accordingly, the objectives of our compensation program are to:

•	attract and retain talented executives,

•	recognize sustained above-market performance with comparably superior compensation,

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies,

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation,

•	promote ownership in the Company at a reasonable cost to the Company’s stockholders,

•	be transparent and understandable to the participants and stockholders, and

•	be consistent with the Company’s corporate governance principles.

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to reward and incent our executives for assuming responsibilities deemed important to the Company’s success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity incentive awards for senior executives are considered together and benchmarked against compensation paid at comparable companies. The Company and the

Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the senior executives. The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. These companies are chosen from organizations of a similar size, or representative range, of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with the Company, such as similar operational models, business sectors and selected financial metrics. The companies in the comparison group for 2008 were: Avnet, Inc., Arrow Electronics Inc., R.R. Donnelley & Sons Company, CDW Corporation, W.W. Grainger, Inc., Owens & Minor, Inc., Henry Schein, Inc., United Stationers Inc., Wesco International, Inc., Bell Microproducts, Inc., Airgas, Inc., Patterson Companies, Inc., Acuity Brands, Inc., Brightpoint, Inc., Agilysys, Inc., Watsco, Inc. and MSC Industrial Direct Co., Inc.

The benchmarking data provided by the Consultant shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of the Company’s senior executives. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, form the basis for the Compensation Committee’s final determination of executive compensation. See Corporate Governance — Compensation Committee for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

In addition to the benchmarking data and individual executive performance, a key factor supporting 2008 compensation decisions was the Company’s strong longer term performance and successful recovery from the negative business environment of the last recession, including significant increases in corporate performance measurements, including revenues, operating profits, operating margins, return on shareholder equity, share price and shareholder return, and the successful development of new lines of business.

Base Salary:  We provide our executives with a fixed level of annual income necessary to attract and retain executives in our industry. In the early part of each year, the Compensation Committee meets to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the Company, tenure with the Company and tenure in the particular position. Annual salary increases are effective as of January 1.

Mr. Grubbs served as our Chief Executive Officer until his retirement on June 30, 2008. His annual base salary rate for 2008 was increased from $975,000 to $1,000,000, which represented a 2.6% increase in salary and placed him at the 73rd percentile of salaries paid by the comparison group of companies to their chief executive officers. This increase was to reward him for his continued superior performance and his long tenure with the Company and as Chief Executive Officer (30 years with the Company, 14 of them as Chief Executive Officer).

Mr. Eck’s base salary rate for 2008 was increased from $450,000 to $500,000 (an 11.1% increase in salary), which placed him at slightly below the 50th percentile and represented an effort to close the gap between his salary and the benchmarked salary rates for chief operating officers. In connection with his promotion to Chief Executive Officer on July 1, 2008, Mr. Eck’s annual base salary rate was increased to $600,000. This salary placed him at approximately 25% below the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believes that this was an appropriate salary for a newly appointed chief executive officer and allows for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 4.3% to 10.1% over base salaries paid in 2007. These base salary rates ranged from 12% below to 11% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions. Salaries in excess of the 50th percentile reflected factors such as the tenure of the executive in the position and with the Company and relatively greater responsibilities as compared to benchmarked positions. Salaries below the 50th percentile, while reflecting meaningful year-on-year salary increases, lagged behind even more substantial year-over-year increases in the benchmarked salaries for comparable positions.

Annual Incentive Awards:  The Company provides its executives with annual incentive award plans designed to reward performance that supports the Company’s short term performance goals. Annual incentive award plans for senior executives are provided under the Company’s Management Incentive Plan (“MIP”) approved by stockholders in 2004. Under the MIP, each year the Compensation Committee establishes an award pool equal to 3% of the Company’s operating income before extraordinary and nonrecurring items reported on the Company’s consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each senior executive. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant.

Each year each senior executive receives a written annual incentive plan that enables the executive to earn an award within the parameters of the MIP. Historically, and in 2008, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the Company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the Company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the plan by each executive’s immediate superior.

Each year, the Compensation Committee determines a target bonus opportunity for each executive that can be earned upon meeting the MIP performance goals at a target level. The target bonus opportunities are determined so that total cash compensation of senior executives is at approximately the 50th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The target amounts set for the named executive officers for 2008 provided total cash compensation ranging from 21% below to 23% above this 50th percentile. The same factors that accounted for variances between actual and benchmarked base salaries apply to the variances between actual and benchmarked total cash compensation.

For 2008, (1) the operating earnings component for each senior executive whose plan is based on worldwide operating earnings was established with respect to the executive’s scope of authority, and represented 35% to 60% of the total target bonus opportunity under the plan; (2) the return on tangible capital component for each senior executive whose plan is based on worldwide return on tangible capital was established with respect to the executive’s scope of authority and represented 20% to 40% of the total target bonus opportunity under the plan; and (3) the individual objective component of each senior executive’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 10% to 30% of the total target bonus opportunity under the plan.

The Company has chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because it believes that these items are among the most meaningful measures of the Company’s performance. By emphasizing earnings growth over sales growth, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of the Company’s success because the wholesale distribution industry in which the Company competes is working capital-intensive. The Company’s assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to the Company’s profitability.

Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about the Company’s capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior to be within the executive’s ability to influence and to be an important contribution to the short and/or long term success of the Company.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

Because the Company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with the Company’s philosophy that senior executives should have a sizable amount of their cash compensation at risk. During the seven year period from 2001-2007, annual incentives paid to the named executive officers have ranged from 27% to 152% of their target amounts.

When the financial results for the year are finalized, calculations of the amounts earned by each of the senior executives pursuant to the terms of his or her annual incentive plan are prepared by management and furnished to the Compensation Committee and the Consultant. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior, subject to approval by the Compensation Committee.

For 2008 the target incentive opportunity and the relative weight assigned to each performance goal for each named executive officer, were as follows:

	Robert W.	Robert J.	Dennis J.	John A.	Terrance A.	Rodney A.
	Grubbs	Eck	Letham	Dul	Faber	Smith

Target Incentive	$1,000,000 (1)	$450,000 /	$450,000	$125,000	$100,000	$125,000
		$550,000 (2)
Financial Performance Goals:
Worldwide Operating Earnings	38%	38%	38%	42%	42%	42%
Worldwide Return on Tangible Capital	37%	37%	37%	28%	28%	28%
Individual Objectives(3)	25%	25%	25%	30%	30%	30%

(1)	In connection with Mr. Grubbs’ retirement on June 30, 2008, the Compensation Committee authorized a pro rata payment of his annual incentive, based on actual performance goal attainment.

(2)	As a result of Mr. Eck’s promotion to Chief Executive Officer effective July 1, 2008, the Compensation Committee increased his target incentive opportunity and 50% of his annual incentive was based on the increased target incentive opportunity.

(3)	The individual qualitative objectives for each named executive officer were as follows:

Mr. Grubbs:	Continue implementation of general corporate succession program, including the chief executive officer position; evaluate potential acquisition opportunities.

Mr. Eck:	Assist in expansion of wire and cable business; assist with IT migration program; participate in expansion plan for the fastener business.

Mr. Letham:	Assist in implementation of management succession plan; oversee acquisitions, including integration; oversee revisions to internal audit program.

Mr. Dul:	Manage European legal team during transition; enhance corporate compliance program; revise and update the Company’s Ethics and Conduct policy.

Mr. Faber:	Implement accounts payable program; evaluate capital structure of foreign entities; review sales tax processing.

Mr. Smith:	Redesign employee medical plan; upgrade the HR system; develop global training program.

The following table sets forth for 2008 the target and payout levels for each financial performance goal, actual performance, the percentage at which the target was attained, and the actual percentage of the target incentive paid. For each goal a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

Worldwide Operating Earnings
Target: $493,105,000
				Actual% of
		Actual	% Attainment of	Target
% of Target Achieved	Multiplier	Performance	Target	Incentive Paid

		$391,930,000	79%	0%
Less than 85%	.0
85%	.25
100%	1.0
106% or more	1.5

Worldwide Return on Tangible
Capital Target: 29.4%
% of Target Achieved

		24.3%	83%	0%
Less than 87%	.0
87%	.25
100%	1.0
104% or more	1.5

The performance of the named executive officers resulted in the following multipliers applied to their target incentive opportunity with respect to their individual objectives: Mr. Grubbs: 1.75; Mr. Eck: 1.75; Mr. Letham: 1.75; Mr. Dul: 1.6; Mr. Faber: 1.75; and Mr. Smith 1.6.

Annual incentive awards paid to the named executive officers in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table in this Proxy Statement.

Equity-Based Awards:  The Company is dedicated to enhancing long-term value for its stockholders, and believes that the best way to ensure its senior executives maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. The Company’s use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of the stockholders at a reasonable cost to the Company and to reward and retain senior executives identified as key to the continuity and success of the business or as high potential succession candidates. Because the Company believes that it is not appropriate to apply the performance-based criteria used to determine annual cash incentives to equity-based compensation, it has historically, and in 2008, chosen to condition the vesting of equity-based awards on the passage of time.

The Company’s Stock Incentive Plan approved by stockholders in 2006, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation right’s, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

Since 2007, the Company has provided long term incentive compensation to named executive officers through a combination of stock options and restricted stock units (RSUs), other than Mr. Smith, who received only RSUs in 2007. Stock options provide an element of risk to executives in that value is created for the executives only when value is created for shareholders, and they provide a more leveraged vehicle for accomplishing the objectives of long term value. RSUs manage potential increased dilution that would result from using only options, and provide executives with outright value that supports executive retention.

In 2008, all senior executives received a combination of stock options and RSUs.

The Company generally provides equity-based awards to its senior executives so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. Because the Company benchmarks total compensation for its senior executives rather than equity awards per se, and total compensation includes total cash compensation, recommendations for equity awards can be affected by total cash compensation determinations. Total compensation, including equity awards, to named executive officers in 2008 ranged from 5% below the 50th percentile to 50% above the 75th percentile of the benchmarked amounts for total compensation. This reflects the Company’s practice of leveraging total compensation relative to the benchmark rates by providing a higher percentage of compensation in the form of equity incentives. The equity awards are consistent with the Company’s philosophy that senior executives should receive a sizable amount of their total compensation as equity in the Company.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, the Consultant presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the Company was between the 25th and 50th percentiles and the Compensation Committee made no adjustment to the 2008 equity awards on this basis.

With respect to value transfer, the Consultant presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the Company was between the 50th and 75th percentiles in average total value transferred in 2005 through 2007, and between the 50th and 75th percentiles in average value transferred to its Chief Executive Officer during the same period. Management also presents the year-end value of all the Company’s outstanding equity awards. The Compensation Committee also made no adjustment to the 2008 equity awards on this basis.

The named executive officers received grants of stock options and restricted stock units on March 1, 2008. In addition, Mr. Eck received a grant as of July 1, 2008, in connection with his promotion to Chief Executive Officer. These grants are shown in the Grants of Plan-Based Awards Table in this Proxy Statement.

Deferred Compensation:  The Company believes that providing a method for employees, including its senior executives, to save for retirement on a tax-deferred basis is important to the Company’s recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the Company’s 401(k) plan. For certain highly compensated employees, including its senior executives, the Company provides a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their bonus until retirement or other specified future date. The Company pays interest on these deferrals and provides an enhanced crediting rate if the Company meets certain pre-determined financial goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Pensions:  The Company believes that providing a measure of retirement income to its employees, including its senior executives, is important to the Company’s recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in Company-sponsored plans. For certain highly compensated employees in the U.S. hired before June 1, 2004, the Company provides a non-qualified excess benefit plan which extends the benefit formula in the qualified pension plan to earnings from salary and non-equity incentives which exceed the amount allowed by the Internal Revenue Service (“IRS”) to be included in the calculation of benefits from the qualified plan. All named executive officers other than Mr. Smith (who was hired in 2006) participate in the excess benefit plan, except for Mr. Grubbs, whose benefit under this plan was waived because it is included in his SERP. Additionally, Messrs. Grubbs and Letham participate in a supplemental executive retirement plan (“SERP”) designed to increase their total retirement benefits (qualified plan, excess plan and SERP) at age 65 to 50% of their final average pay. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Perquisites:  Historically, perquisites for senior executives have been very limited in scope and value. In 2007, the Compensation Committee eliminated perquisites for all senior executives.

Termination and Change in Control Payments

Our employment agreements with Messrs. Grubbs and Letham require the Company to make severance payments to them in the event they terminate their employment for good reason or the Company terminates their employment other than for cause, as described in the agreements. In the event their termination occurs within two years of a change of control, they will receive the same cash payments as if they were terminated without a change of control, but in addition, all of their unvested equity and any unvested portion of their SERP will vest. These benefits were determined to be reflective of the market at the time they were negotiated, and the Compensation Committee believes these payments are fair and proper consideration for the agreement of these executives to post-employment restrictive covenants. Because Mr. Grubbs retired on June 30, 2008, no severance benefits are payable to him under his employment agreement.

In connection with his retirement as Chief Executive Officer, Mr. Grubbs and the Company entered into a Separation Agreement which extended the restrictive covenant provisions to the longer of five years from retirement as Chief Executive Officer or two years from retirement as a director of the Company. In return, Mr. Grubbs’ stock options and RSUs will continue to vest in accordance with their terms. Without this revision his unvested RSUs and options would have terminated upon retirement and his vested stock options would have expired 90 days thereafter.

See Potential Payments Upon Termination or Change in Control section of this Proxy Statement for additional discussion of these agreements and payments provided therein.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is the policy of the Company to structure its incentive and equity-based compensation in a manner that will avoid the limitations imposed by Section 162(m) to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest. The Company’s grants of stock options under its Stock Incentive Plans and awards under its Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under the Company’s Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Section 280G of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation deemed to constitute “excess parachute payments” under that section. We believe our employment agreements have been structured so that termination payments will not trigger the application of Section 280G.

Stock Ownership Guidelines

The Company’s directors and senior executives, including the named executive officers, are required to hold equity in the Company valued at a multiple of their base salaries or, in the case of directors, their annual retainer. The value of shares owned, vested RSUs and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines. The Company’s Business Ethics and Conduct Policy prohibits hedging against a decline in the Company’s share price.

The multiples for the named executive officers and directors are:

Chief Executive Officer:	five times base salary
Chief Financial Officer:	four times base salary
All other senior executives:	two times base salary
Directors:	three times annual retainer

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account continuing equity-based awards, are on track to achieve their requirement within the five year timeframe prescribed by our guidelines.

Timing of Awards

Annual incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in February each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual incentive plans and equity awards for the current year are also determined at the February meeting, after the Board of Directors has approved the operating budgets for the year, the Consultant has provided benchmarking data and management has formulated its recommendations.

Equity awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion, the Compensation Committee will make grants on a date other than March 1. In connection with Mr. Eck’s promotion to Chief Executive Officer, the Compensation Committee made an additional grant of stock options and RSUs to him on July 1, 2008.

Equity awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or RSUs to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

The Company’s employment agreements with Messrs. Grubbs and Letham give the Company the right of recoupment, if required by law, to the extent compensation, in any form, is awarded or is paid based on the reported financial results of the Company or its affiliates and such financial results are subsequently required to be restated by the Company’s independent auditors. To the extent permitted by law, the Company may seek to recoup any amounts paid to other executives under similar circumstances.

Subsequent Compensation Decisions

The Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2009, except that due to the current equity market decline, including the decline in the stock prices of the Company and the comparison group of companies in 2008, the Compensation Committee has decided to reduce the 2009 equity awards by approximately 25% of the value of the awards made in 2008, and award primarily RSUs in order to reduce the potential number of shares to be issued.

COMPENSATION COMMITTEE REPORT

The Compensation Committee hereby furnishes its report to the stockholders of the Company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on form 10-K for the fiscal year ended January 2, 2009.

F. Philip Handy
Lord James Blyth
Linda Walker Bynoe
Robert L. Crandall
Melvyn N. Klein
George Muñoz
Stuart Sloan
Thomas C. Theobald

EXECUTIVE COMPENSATION

2008 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company for the years ended January 2, 2009, December 28, 2007 and December 29, 2006.

											Change in
											Pension
											Value and
									Non-Equity		Nonqualified
									Incentive		Deferred
					Stock		Options		Plan		Compensation
Name and		Salary		Bonus	Awards		Awards		Compensation		Earnings		All Other
Principal Position	Year	($)(1)		($)(2)	($)(3)		($)(4)		($)(5)		($)(6)		Compensation ($)		Total ($)

Robert W. Grubbs	2008	503,846	(7)	31,250	3,735,204	(8)	1,927,197	(9)	187,500	(10)	930,645	(11)	23,166	(12)	7,338,808
President & Chief	2007	975,000		0	1,916,142		260,417		1,394,348		858,971		22,118		5,426,996
Executive Officer	2006	900,000		0	1,937,013		104,306		1,312,500		619,486		120,093		4,993,398
(Retired June 2008)
Robert J. Eck	2008	549,615	(13)	31,250	579,660		547,736		187,500		248,155	(14)	6,364	(15)	2,150,280
President & Chief	2007	361,275		0	240,846		278,460		465,000		123,481		6,009		1,475,071
Executive Officer	2006	265,000		0	150,979		150,898		306,375		79,532		19,110		971,894
Dennis J. Letham	2008	500,000		28,125	647,450		245,835		168,750		886,758	(16)	12,898	(15)	2,489,816
Executive Vice	2007	436,275		0	742,335		109,374		563,496		466,615		12,310		2,330,405
President — Finance	2006	400,000		0	782,237		39,115		531,250		377,044		19,094		2,148,740
and Chief Financial Officer
John A. Dul	2008	290,000		3,750	243,775		90,629		56,250		93,948	(17)	6,318	(15)	784,670
Vice President —	2007	263,300		0	266,900		36,460		145,420		58,296		6,000		776,376
General Counsel and	2006	245,000		0	262,474		4,172		141,000		38,666		4,341		695,653
Secretary
Terrance A. Faber	2008	250,000		7,500	204,628		260,257		45,000		57,532	(18)	6,115	(15)	831,032
Vice President —	2007	239,700		0	155,400		192,550		129,120		42,829		5,795		765,394
Controller	2006	217,500		10,000	143,162		121,228		118,065		34,484		15,971		660,410
Rodney A. Smith	2008	245,000		3,750	142,984		26,039		56,250		3,717	(19)	3,875	(20)	481,615
Vice President —	2007	234,300		0	88,529		0		163,320		2,027		3,875		492,051
Human Resources	2006	82,923		0	0		0		59,681		731		871		144,206

(1)	The amounts in this column reflect salaries paid to each named executive officer for the applicable year. Annual salary rate increases are effective as of January 1 of each year.

(2)	Although the maximum payout under the Management Incentive Plan with respect to the individual performance goals of each named executive officer was previously established at 150% of the target opportunity, the Committee determined that actual 2008 performance warranted an increased award. This column shows the amount in excess of the maximum that was paid. Mr. Grubbs’ payment reflects a pro rata amount based on the period of time employed in 2008.

(3)	The amounts in this column represent the Company’s expense for the fiscal year with respect to all outstanding stock units held by each named executive officer, disregarding any adjustments for potential forfeitures, and thus include amounts attributable to restricted stock unit awards made in the current and prior years. For an explanation of assumptions used in valuing the awards, see Note 1 to the Consolidated Financial Statements contained in the Company’s 2006 Form 10-K, Note 9 to the Consolidated Financial Statements contained in the Company’s 2007 Form 10-K, and Note 8 to the Consolidated Financial Statements contained in the Company’s 2008 Form 10-K.

(4)	The amounts in this column represent the Company’s expense for the fiscal year with respect to all outstanding stock options held by each named executive officer, disregarding any adjustments for potential forfeitures, and thus include amounts attributable to stock options granted in the current and prior years. For an explanation of the assumptions used in valuing the awards, see Note 1 to the Consolidated Financial Statements contained in the Company’s 2006 Form 10-K, Note 9 to the Consolidated Financial Statements contained in the Company’s 2007 Form 10-K and Note 8 to the Consolidated Financial Statements contained in the Company’s 2008 Form 10-K.

(5)	This column shows the cash incentive payments the Company awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(6)	Amounts shown in this column include the annual increase for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all Company defined benefit plans. See Note 11 to the Consolidated Financial Statements contained in the Company’s 2006 Form 10-K, Note 8 to the Consolidated Financial Statements contained in the Company’s 2007 Form 10-K and Note 7 to the Consolidated Financial Statements contained in the Company’s 2008 Form 10-K. The change in pension value was calculated for 2008 based on the difference between (i) the present value of the accumulated benefit as of the December 31, 2008 measurement date, using the discount rate in effect as of such date and (ii) the present value of the accumulated benefit as of the December 28, 2007 measurement date, using the discount rate in effect as of December 28, 2007. The change in pension value for prior years was based on the difference between the present value of the accumulated benefit as of the then current and prior year measurement dates, in both cases using the discount rate in effect at the then current year measurement date. 2008 change in pension value is based on credited service using an elapsed time method of calculation. Prior years used hours worked as a basis for calculating credited service.

This column also includes above market earnings on deferred compensation. These amounts represent an enhanced crediting rate on deferred compensation of up to 2 percentage points per year, which is applied when the Company achieves certain financial goals. The Company considers all enhanced crediting to be above market earnings, even though such amounts may be less than the actual definition of above market rate.

(7)	Reflects salary paid through June 30, 2008, the date of Mr. Grubbs’ retirement.

(8)	Includes expensed value of $350,033 relating to full vesting of the 2008 grant and $2,748,664 related to the amendment of all other outstanding restricted stock units to provide for continued vesting in accordance with their terms.

(9)	Includes expensed value of $349,996 relating to the full vesting of the 2008 grant and $1,420,946 related to the amendment of outstanding stock options to provide for continued vesting and exercise in accordance with their terms.

(10)	Mr. Grubbs received a pro rata bonus payment under the Management Incentive Plan based on the period of time employed and actual performance goal attainment.

(11)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $917,772 and above market earnings on deferred compensation of $12,873.

(12)	Includes 401(k) matching contribution and interest on unpaid dividend equivalents of $19,291 paid with respect to stock units that vested.

(13)	Reflects a salary rate increase from $500,000 to $600,000 effective July 1, 2008 in connection with Mr. Eck’s promotion to CEO.

(14)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $239,105 and above market earnings on deferred compensation of $9,050.

(15)	Includes 401(k) matching contribution and interest on unpaid dividend equivalents paid with respect to restricted stock units that vested.

(16)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $861,139 and above market earnings on deferred compensation of $25,619.

(17)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $88,510 and above market earnings on deferred compensation of $5,438.

(18)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $56,973 and above market earnings on deferred compensation of $559.

(19)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $2,549 and above market earnings on deferred compensation of $1,168.

(20)	Includes 401(k) matching contribution.

Stock Options and Restricted Stock Units

All named executive officers received grants of stock options and restricted stock units on March 1, 2008. In addition, Mr. Eck received a grant of stock options and restricted stock units on July 1, 2008 in connection with his promotion to CEO. The number of options and restricted stock units granted to each named executive officer is set forth on the 2008 Grants of Plan-Based Awards Table of this Proxy Statement.

Employment Agreements

During 2008, the Company was a party to Employment Agreements dated as of January 1, 2006 with Mr. Letham and until June 30, 2008, with Mr. Grubbs, each of which provided for certain compensation and benefits during employment:

Salary:  Annual base salary is at least $805,000 for Mr. Grubbs and $385,000 for Mr. Letham. Salary cannot be reduced except with the executive’s consent or in connection with an overall reduction in salary paid to senior executives of the Company as a group.

Annual Incentives:  Each executive is eligible to participate in the Management Incentive Plan, provided that the target annual bonus amount is at least $775,000 for Mr. Grubbs and $365,000 for Mr. Letham. The target bonus amount cannot be reduced except with the executive’s consent or in connection with an overall reduction in the target bonus paid to senior executives of the Company as a group.

Other Benefits:  Each executive is eligible to participate in the Company’s 2001 Stock Incentive Plan and successor plans in accordance with its terms and is eligible for other employee benefits on the same basis as other similarly situated senior management.

Separation Agreement

In connection with his retirement as CEO effective June 30, 2008, Mr. Grubbs entered into a Separation Agreement with the Company. Under the Separation Agreement, Mr. Grubbs agrees to continue to stand for election to the Company’s Board of Directors until at least June 30, 2013 and to provide other assistance to the Company during this five year period. Under the Separation Agreement, Mr. Grubbs’ unvested stock options and restricted stock units continue to vest as scheduled and Mr. Grubbs may continue to exercise any vested options until their otherwise applicable expiration date. In return, the restrictive covenants contained in his employment agreement were extended to the later of five years from his retirement as CEO or two years from retirement as a director of the

Company. If Mr. Grubbs violates a restrictive covenant, he forfeits any then outstanding equity awards and must repay to the Company any financial gain realized with respect to the equity awards covered by the Separation Agreement. Upon his retirement as CEO, Mr. Grubbs is no longer entitled to continued participation in any Company benefit plans or to receive any severance payments.

2008 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2008 and (2) restricted stock units and options awarded in 2008.

									All Other
									Stock		All Other			Grant Date
			Estimated Future Payouts						Awards:		Awards:		Exercise or	Fair Value of
			Under Non-Equity Incentive						Number of		Number of		Base Price	Stock and
		Committee	Plan Awards(2)						Shares of		Securities		of Option	Option
	Grant	Approval	Threshold		Target		Maximum		Stock or		Underlying		Awards	Awards
Name	Date	Date(1)	($)		($)		($)		Units (#)		Options (#)		($/Sh)	($)(3)

Robert W. Grubbs		2/20/08	250,000	(4)	1,000,000(4)		1,500,000	(4)	0		0		0	0
	3/1/08	2/20/08							5,353	(5)	14,774	(5)	65.39	700,029	(6)
Robert J. Eck		2/20/08	125,000	(7)	500,000	(7)	750,000	(7)	0		0		0	0
	3/1/08	2/20/08							9,940		27,438		65.39	1,299,983	(6)
	7/1/08	5/13/08							4,982		13,078		60.22	600,025	(8)
Dennis J. Letham		2/20/08	112,500		450,000		675,000		0		0		0	0
	3/1/08	2/20/08							8,411		23,217		65.39	1,100,006	(6)
John A. Dul		2/20/08	31,250		125,000		187,500		0		0		0	0
	3/1/08	2/20/08							3,441		9,498		65.39	450,015	(6)
Terrance A. Faber		2/20/08	25,000		100,000		150,000		0		0		0	0
	3/1/08	2/20/08							4,206		11,608		65.39	550,024	(6)
Rodney A. Smith		2/20/08	31,250		125,000		187,500		0		0		0	0
	3/1/08	2/20/08							1,912		5,276		65.39	250,014	(6)

(1)	The Compensation Committee generally approves equity awards at its February meeting, to be granted on the following March 1. March 1 was chosen as the annual grant date to reduce the administrative burden in issuing awards with varying grant dates. The Committee also approved at its May 13, 2008 meeting a grant to be made to Mr. Eck on July 1, 2008 in connection with his promotion to CEO.

(2)	Payouts under the Management Incentive Plan were based on performance in 2008, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2008. Actual amounts paid under the Management Incentive Plan for 2008 are reflected in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(3)	Calculated in accordance with FAS 123(R) and represents the total projected expense to the Company of grants of stock options and restricted stock units made in 2008.

(4)	Mr. Grubbs retired on June 30, 2008 and the Committee subsequently exercised its discretion under the Management Incentive Plan to pay him a pro rata portion of the bonus, based on the time he was employed by the Company in 2008 and the actual attainment of the performance goals for 2008.

(5)	Restricted stock units and stock options granted to Mr. Grubbs on March 1, 2008 vested on June 30, 2008 in connection with his retirement.

(6)	Except as otherwise noted, the stock options and restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2008 grant date. The exercise price of the option award is $65.39, which represents the Company’s closing stock price on February 29, 2008, since March 1, 2008 was not a trading day. The weighted-average fair value of the stock option grants was $23.69 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 27.8%; expected dividend yield of zero; risk-free interest rate of 2.96%; and an average expected life of 7 years. Restricted stock units were valued at $65.39 per unit, which was the closing price of the underlying common stock on February 29, 2008.

(7)	Amounts shown reflect pro rata adjustments due to an increase in the target incentive amount during 2008 in connection with Mr. Eck’s promotion to CEO on July 1, 2008.

(8)	The stock options and restricted stock units granted to Mr. Eck on July 1, 2008 vest in 1/3 increments during employment beginning on the second anniversary of the grant date. The exercise price of the option award is $60.22, which represents the Company’s closing stock price on the grant date. The weighted-average fair value of the stock option grant was $22.94 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 28%; expected dividend yield of zero; risk-free interest rate of 3.62%; and an average expected life of 7 years. Restricted stock units were valued at $60.22 per unit, which was the closing price of the underlying common stock on the date of grant.

Management Incentive Plan

For 2008, the Compensation Committee approved annual incentive awards composed of three components: Operating Earnings, Return on Tangible Capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 40% to 100% of base salary. Each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between target and the maximum.

A significant portion of each senior executive’s incentive opportunity was based on financial components. An Operating Earnings target is set each year by the Compensation Committee. If the Company reaches 85% of the Operating Earnings target, the executive is eligible for a threshold of 25% of the Operating Earnings component of the award, with increases in payout as Operating Earnings reach the target. Exceeding the target will result in payments above the target, up to 150% of the target. Similarly, a Return on Tangible Capital target was set by the Compensation Committee along with a threshold at 87% of target (paying 25% of the target amount) and a maximum (paying 150% of the target amount). The remaining portion of the bonus opportunity is based on achievement of individual objectives, which are determined subjectively by the executive’s immediate superior, or by the Chairman of the Board in consultation with the Chairman of the Compensation Committee in case of the Chief Executive Officer. Although the maximum payout with respect to the individual performance goals was previously established at 150% of the target opportunity, the Committee determined that actual 2008 performance warranted an increased award. Payments under the individual performance goal component for the named executive officers thus ranged from 160% to 175% of target.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

Restricted Stock Units

Restricted stock units were granted under the Company’s 2006 Stock Incentive Plan. Generally, one-third of the restricted stock units vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. Mr. Grubbs’ 2008 restricted stock unit grant provided for full vesting upon his retirement on June 30, 2008. In addition, pursuant to the Separation Agreement entered into between Mr. Grubbs and the Company in connection with his retirement, all other restricted stock units continue to vest in accordance with their terms, as consideration for extending the terms of the restrictive covenants contained in Mr. Grubbs’ employment agreement. Units convert to an equal number of unrestricted shares of common stock on the date they vest, except that with respect to units granted in 2005 through 2007, executive officers covered by Section 162(m) of the Internal Revenue Code could make an advance election to select the date as of which their vested units will be settled in stock. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the Company until the units vest. Dividend equivalents are credited with interest equal to 5% per year until the units vest.

Stock Options

With the exception of Mr. Eck’s July 1, 2008 grant, which was granted under the Company’s 2001 Stock Incentive Plan, stock options were granted under the Company’s 2006 Stock Incentive Plan. Except for Mr. Grubbs’ award, options granted to the named executive officers in 2008 vest during employment in thirds on each anniversary of the grant date beginning with the second anniversary of the grant date. Mr. Grubbs’ 2008 stock option vested upon his retirement on June 30, 2008. Pursuant to the Separation Agreement entered into between Mr. Grubbs and the Company in connection with his retirement, other outstanding options continue to vest in accordance with their terms, as consideration for extending the terms of the restrictive covenants contained in Mr. Grubbs’ employment agreement.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of January 2, 2009 and (2) each outstanding restricted stock unit that has not vested as of January 2, 2009.

						Stock Awards
						Number of
	Option Awards					Shares or	Market
	Number of	Number of				Units of	Value of
	Securities	Securities				Stock	Shares or
	Underlying	Underlying				That Have	Units of
	Unexercised	Unexercised		Option	Option	Not	Stock That
	Options (#)	Options (#)		Exercise	Expiration	Vested	Have Not
Name	Exercisable(1)	Unexercisable		Price ($)	Date(2)	(#)(3)	Vested ($)(4)

Robert W. Grubbs	74,820	0		21.54	02/14/2011	76,802	2,470,720
	139,513	0		22.39	02/21/2012
	0	45,405	(6)	60.95	03/01/2017
	14,774 (5)	0		65.39	03/01/2018
Robert J. Eck	11,503	0		23.77	04/17/2010	29,211	939,718
	23,398	0		22.39	02/21/2012
		48,000	(7)	46.29	03/01/2016
		14,530	(6)	60.95	03/01/2017
		12,402	(6)	84.01	10/01/2017
		27,438	(6)	65.39	03/01/2018
		13,078	(6)	60.22	07/01/2018
Dennis J. Letham	57,042	0		17.47	02/18/2010	37,789	1,215,672
	105,289	0		21.54	02/14/2011
	87,741	0		22.39	02/21/2012
		19,070	(6)	60.95	03/01/2017
		23,217	(6)	65.39	03/01/2018
John A. Dul	5,849	0		17.47	02/18/2010	14,286	459,581
	5,849	0		21.54	02/14/2011
	9,359	0		22.39	02/21/2012
		6,357	(6)	60.95	03/01/2017
		9,498	(6)	65.39	03/01/2018
Terrance A. Faber	5,381	0		21.54	02/14/2011	10,975	353,066
	9,359	0		22.39	02/21/2012
		40,000	(7)	46.29	03/01/2016
		9,081	(6)	60.95	03/01/2017
		11,608	(6)	65.39	03/01/2018
Rodney A. Smith		5,276	(6)	65.39	03/01/2018	6,713	215,957

(1)	Unless otherwise noted, stock options in this column vested in 1/4 increments beginning on the 1st anniversary of each grant date. Unvested awards are generally forfeited upon termination of employment for any reason, except that (i) in connection with his retirement, Mr. Grubbs’ 2008 grant vested on June 30, 2008, his other options were amended so they continue to vest according to their terms and (ii) Mr. Letham’s employment agreement provides for acceleration of vesting of certain options upon termination of employment in certain circumstances.

(2)	Each option was granted 10 years prior to the expiration date shown in this column.

(3)	Restricted stock units vest during employment in 1/3 increments beginning on the second anniversary of each grant date. Unvested awards are generally forfeited upon termination of employment for any reason, except that (i) Mr. Grubbs’ 2008 restricted stock unit grant of 5,353 shares vested on June 30, 2008, his retirement date, and his remaining restricted stock units were amended so they continue to vest according to their terms and (ii) Mr Letham’s employment agreement provides for acceleration of vesting of certain restricted stock units upon termination of employment in certain circumstances. The unvested restricted stock units will vest as follows:

Unit Vesting

Name	3/1/2009	10/1/2009	3/1/2010	7/1/2010	10/1/2010	3/1/2011	7/1/2011	10/1/2011	3/1/2012	07/1/2012

Robert W. Grubbs	44,983	0	24,983	0	0	6,836	0	0	0	0
Robert J. Eck	4,855	1,686	5,500	1,661	1,687	5,502	1,660	1,686	3,313	1,661
Dennis J. Letham	17,586	0	11,725	0	0	5,674	0	0	2,804	0
John A. Dul	6,360	0	4,675	0	0	2,104	0	0	1,147	0
Terrance A. Faber	4,034	0	2,770	0	0	2,769	0	0	1,402	0
Rodney A. Smith	1,600	0	2,238	0		2,238			637	0

(4)	Represents the value of shares of common stock covered by the restricted stock units, using $32.17, which was the closing price of the common stock on January 2, 2009.

(5)	These stock options vested in full on June 30, 2008.

(6)	These stock options vest during employment in 1/3 increments beginning on the 2nd anniversary of the grant date. See Footnote 1 for details regarding other vesting/forfeiture events.

(7)	These stock options vest during employment in 1/3 increments beginning on the 4th anniversary of the grant date. See Footnote 1 for details regarding other vesting/forfeiture events.

2008 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during 2008 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired during 2008 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards				Stock Awards
	Number of				Number of
	Shares		Value		Shares		Value
	Acquired on		Realized on		Acquired on		Realized on
Name	Exercise (#)		Exercise ($)(1)		Vesting (#)		Vesting ($)(2)

Robert W. Grubbs	337,091	(3)	14,980,842	(3)	56,832	(4)	3,725,251	(4)
Robert J. Eck	1,045		48,836		4,333		288,303
Dennis J. Letham	55,486		2,572,940		21,382	(5)	1,418,037	(5)
John A. Dul	6,584		272,186		6,905		455,988
Terrance A. Faber	0		0		3,999		265,467

(1)	Each executive immediately sold all shares acquired on exercise, except for one exercise each by Mr. Letham and by Mr. Dul. Represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold, or in the case of shares held after exercise, the difference between the exercise price and the closing price of the stock on the date of the exercise, in each case multiplied by the number of shares of common stock covered by the options exercised.

(2)	Represents the value of the common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of the stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of the stock on the NYSE, if the vesting date is not a trading day.

(3)	308,091 of these options, valued at $13,755,744, were required to be exercised and sold pursuant to the terms of a qualified domestic relations order. The $13,755,744 value represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold, multiplied by the 308,091 options exercised.

(4)	Mr. Grubbs previously elected to defer the conversion of 38,146 restricted stock units that vested on March 1, 2008. The units converted to common stock on December 30, 2008, six months after Mr. Grubbs’ retirement. These units are included in the totals for the columns “Number of Shares Acquired on Vesting” and “Value Realized on Vesting”. 20,000 restricted stock units that vested in 2007 were also converted into shares on December 30, 2008 and are not included in the totals shown above.

(5)	Mr. Letham previously elected to defer the conversion of 14,715 restricted stock units that vested on March 1, 2008. The units converted to common stock on March 1, 2009 and are included in the totals shown. 8,667 restricted stock units that vested in 2007 were converted on March 1, 2008 and are not included in the totals shown.

2008 PENSION BENEFITS

The Company provides defined benefit pension benefits under the Company’s Pension Plan, Excess Benefit Plan and the Supplemental Executive Retirement Plan (“SERP”). This table shows (1) the years of service credited to each named executive officer under each plan and (2) the present value of the accumulated benefit payable under each plan to each named executive officer upon retirement at age 65.

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last Fiscal
Name	Plan Name	Service (#)(1)	Benefit ($)(2)		Year ($)

Robert W. Grubbs	Anixter Inc. Pension Plan	30.08	1,444,582		0
	Anixter Inc. Excess Benefit Plan	30.08	0	(3)	0
	Anixter Inc. SERP	30.08	1,875,139	(4)	0
Robert J. Eck	Anixter Inc. Pension Plan	19.00	283,331		0
	Anixter Inc. Excess Benefit Plan	19.00	308,965		0
Dennis J. Letham	Anixter Inc. Pension Plan	15.50	666,090		0
	Anixter Inc. Excess Benefit Plan	15.50	460,427		0
	Anixter Inc. SERP	15.50	1,465,398		0
John A. Dul	Anixter Inc. Pension Plan	19.42	223,980		0
	Anixter Inc. Excess Benefit Plan	19.42	83,351		0
Terrance A. Faber	Anixter Inc. Pension Plan	8.42	148,963		0
	Anixter Inc. Excess Benefit Plan	8.42	58,736		0
Rodney A. Smith	Anixter Inc. Pension Plan(5)	2.38	5,005		0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of January 2, 2009 which is the same measurement date used for financial statement reporting purposes in the Company’s 2008 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. In prior years, the years of credited service shown on this table were based on hours worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same January 2, 2009 measurement date used for financial statement reporting purposes in the Company’s 2008 Form 10-K.

(3)	The SERP formula provides a normal monthly retirement benefit equal to 50% of a participant’s Final Average Pay, offset by the monthly benefit paid to the participant under the Pension Plan, Excess Plan and Social

Security (subject to a minimum benefit). Mr. Grubbs has elected to waive payment of any benefits under the Excess Plan, resulting in an amount equivalent to the Excess Plan benefit being paid under the SERP.

(4)	This amount reflects the present value of the SERP benefit that would be payable to Mr. Grubbs beginning at age 65. Mr. Grubbs retired on June 30, 2008 and has made an irrevocable election to begin his SERP benefit at age 54 1/2. The present value of his SERP benefit payable at age 54 1/2 (assuming commencement of his Pension Plan benefit at age 65) is $3,399,233.

(5)	Pension benefit based on formula for hires after June 1, 2004.

Pension Plan and Excess Plan

The Pension Plan is a tax-qualified pension plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The monthly benefit formula for all employees hired prior to June 1, 2004 provides an amount equal to the employee’s years of continuous service (not to exceed 30) multiplied by the sum of 0.65% of the portion of the employee’s Final Average Pay that is less than or equal to 1/12 of the employee’s Covered Compensation (an amount specified in the Pension Plan based on year of birth), plus 1.3% of the portion of the employee’s Final Average Pay in excess of 1/12 of the employee’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including but not limited to overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during a 60-consecutive month period occurring in the 120-month period prior to termination of employment, taking into account the applicable Internal Revenue Code limits. The monthly benefit formula for employees hired on or after June 1, 2004 is the sum of 0.15% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 0.20% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater.

The Excess Plan is available to US employees hired prior to June 1, 2004 who are recommended by the Chief Executive Officer and approved by the Compensation Committee. It utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary and bonus (as described above) and annual benefits that cannot be taken into account under the Pension Plan due to Code limits. The purpose of the Excess Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus and any benefit amounts restricted by Code limits.

A participant is eligible to receive a retirement benefit under the Pension Plan and the Excess Plan after completing five years of service. The normal retirement age for receiving full benefits under the Pension Plan and the Excess Plan is 65. Employees hired prior to June 1, 2004, after attaining age 55, may retire and elect to receive early payment, although the amounts paid are actuarially reduced to reflect the longer payment period. An employee who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Employees hired on or after June 1, 2004 may retire at any age after completing five years of service and receive benefit payments subject to actuarial reduction. The Company does not grant extra years of credited service under the Pension Plan or Excess Plan. Participants in the Pension Plan hired prior to June 1, 2004 may elect to receive payments as follows: single life annuity, 10-year certain with life annuity, joint and survivor annuity and joint and contingent annuity. Participants in the Excess Plan may elect to receive payments as follows: single life annuity and joint and survivor annuity. Lump sums are also available under the Pension Plan and Excess Plan if under $10,000. Participants in the Pension Plan hired on or after June 1, 2004 may elect to receive payments as follows: single life annuity, joint and survivor annuity, and lump sum. The lump sum payable to employees hired on or after June 1, 2004 cannot be less than the sum of 2.0% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater. Currently, Mr. Letham and Mr. Faber are eligible for early retirement payments under the Pension Plan and the Excess Plan.

SERP

Effective as of August 4, 2004, Mr. Grubbs and Mr. Letham participate in the SERP. Under the SERP, after retirement Mr. Grubbs is eligible to receive a monthly normal retirement benefit commencing at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits paid to him under Social Security, the Pension Plan and Excess Plan. Mr. Grubbs has made an irrevocable election to commence receiving his benefits at age 54 1/2, which actuarially reduces his SERP benefit (using the factors set forth in the Pension Plan), subject to a minimum annual benefit of $550,000. Mr. Grubbs has waived payment of his Excess Plan benefit, so his SERP benefit will not include an offset for Excess Plan benefits.

Under the SERP, Mr. Letham is eligible to receive a monthly normal retirement benefit commencing at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits payable to him under Social Security, the Pension Plan and Excess Plan. Mr. Letham has made an irrevocable election to receive benefits upon retirement. Retirement prior to age 65 will actuarially reduce Mr. Letham’s retirement benefits (using the factors set forth in the Pension Plan). SERP benefits vest over a five year period.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan, Excess Plan and SERP are set forth in Note 7 to the Company’s Consolidated Financial Statements contained in the Company’s 2008 Form 10-K.

2008 NONQUALIFIED DEFERRED COMPENSATION

Deferrals under the Company’s Deferred Compensation Plan

This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last	in Last	Last	Distributions	Last
Name	FY ($)(1)	FY ($)	FY ($)(2)	($)	FYE ($)(3)

Robert W. Grubbs	0	0	83,413	0	1,542,064
Robert J. Eck	103,750	0	48,444	0	760,848
Dennis J. Letham	0	0	139,686	0	2,154,809
John A. Dul	72,710	0	29,016	0	457,106
Terrance A. Faber	0	0	3,049	0	47,036
Rodney A. Smith	81,660	0	5,660	0	97,982

(1)	These amounts are reflected in the Summary Compensation Table, as “Salary”, “Non-Equity Incentive Plan Compensation” or “Bonus.”

(2)	The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Grubbs $12,873; Mr. Eck $9,050; Mr. Letham $25,619; Mr. Dul $5,438; Mr. Faber $559 and Mr. Smith $1,168.

(3)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Grubbs $814,322; Mr. Eck $235,082; Mr. Letham $1,060,598; Mr. Dul $359,602; Mr. Faber $30,991 and Mr. Smith $92,729.

Selected employees are eligible to participate in the DCP. Under the DCP, employees may defer up to 50% of base salary and up to 100% of bonus. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate the Company’s long-term borrowing rate. For 2008, the average crediting rate was 5.62%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if the Company exceeds certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2008, full or partial enhanced crediting was paid in three out of four quarters.

All deferrals must remain in the DCP for at least five years from deferral date, except for terminations due to retirement, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the DCP for five years. Participants terminating prior to age 55 may elect to defer receipt of pre-2005 deferrals to a specified date not later than age 55. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the DCP and IRS.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, the election may be changed up to 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

Deferrals under the 2001 Stock Incentive Plan

This table shows information regarding each named executive officer’s benefit for deferrals under the Company’s 2001 Stock Incentive Plan (“SIP”).

				Aggregate
	Executive		Registrant	Earnings		Aggregate		Aggregate
	Contributions		Contributions	(Loss) in		Withdrawals/		Balance at
	in Last		in Last	Last		Distributions		Last
Name	FY ($)		FY ($)	FY ($)		($)		FYE ($)

Robert W. Grubbs	2,494,367	(1)	0	(2,108,495	)(2)	1,798,676	(3)	92,703	(4)
Robert J. Eck	0		0	692	(5)	22,322	(6)	12,361	(7)
Dennis J. Letham	962,214	(1)	0	(459,499	)(8)	647,091	(9)	513,554	(10)
John A. Dul	0		0	726	(5)	22,029	(6)	13,130	(11)
Terrance A. Faber	0		0	677	(5)	20,235	(6)	12,361	(12)

(1)	Represents the value of the restricted stock units that vested in 2008 but conversion to common stock was deferred pursuant to the named executive officer’s advance election, based on the average of the high and low sales prices of the underlying common stock on the date of the vesting. For Mr. Grubbs, $803,927 of the amount shown was expensed by the Company in 2008 and is reported in the “Stock Awards” column of the Summary Compensation Table in this Proxy Statement. For Mr. Letham, $293,670 of the amount shown was expensed by the Company in 2008 and is reported in the “Stock Awards” column of the Summary Compensation Table in this Proxy Statement.

(2)	Includes realized depreciation on conversion of 2007 and 2008 deferred restricted stock units of $2,113,714 and $5,219 of interest credited on unpaid dividend equivalents allocated to unvested restricted stock units, neither of which is reported on the Summary Compensation Table in this Proxy Statement.

(3)	Includes distribution of executive contributions of $3,704,167 and realized depreciation of $2,078,114 (net of 2007 unrealized appreciation of $35,600) on conversion of 2007 and 2008 deferred restricted stock units as well as dividend equivalents and related interest of $172,623 on restricted stock units that vested during fiscal 2008.

(4)	Includes dividend equivalents allocated to unvested restricted stock units of $80,000 and interest credited on the unvested dividend equivalents of $12,703, neither of which was reported on the Summary Compensation Table of this Proxy Statement.

(5)	Represents interest credited on dividend equivalents allocated to unvested restricted stock units, which is not reported on the Summary Compensation Table in this Proxy Statement.

(6)	Includes payment of dividend equivalents and related interest on restricted stock units that vested during fiscal year 2008.

(7)	Includes dividend equivalents allocated to unvested restricted stock units of $10,668 and interest credited on the unvested dividend equivalents of $1,693, neither of which was reported on the Summary Compensation Table in this Proxy Statement.

(8)	Includes unrealized depreciation on stock units of $488,832 from the date of deferral through January 2, 2009, $27,041 of realized appreciation on conversion of 2007 deferred restricted stock units and $2,292 of interest credited on dividend equivalents allocated to unvested restriction units, none of which were reported on the Summary Compensation Table in this Proxy Statement.

(9)	Includes distribution of executive contributions of $524,267, realized appreciation of $42,468 on conversion of 2007 deferred restricted stock units as well as dividend equivalents and related interest of $80,356 on restricted stock units that vested during fiscal year 2008.

(10)	Includes executive contributions of $962,214 (reported on the Summary Compensation Table of this Proxy Statement), dividend equivalents allocated to unvested restricted stock units of $34,668, interest credited on unvested dividend equivalents of $5,504 and unrealized depreciation of $488,832 on the deferred stock units, none of which were reported in the Summary Compensation Table in this Proxy Statement.

(11)	Includes dividend equivalents allocated to unvested restricted stock units of $11,332 and interest credited on the unvested dividend equivalents of $1,798, neither of which was reported in the Summary Compensation Table in this Proxy Statement.

(12)	Includes dividend equivalents allocated to unvested restricted stock units of $10,668 and interest credited on the unvested dividend equivalents of $1,693, neither of which was reported in the Summary Compensation Table in this Proxy Statement.

Restricted stock units are granted under the Company’s 2001 Stock Incentive Plan. Generally, one-third of the units vests during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. In connection with Mr. Grubbs’ retirement, his 2008 restricted stock unit vested in full on June 30, 2008. His remaining grants continue to vest per their terms. Units generally convert to an equal number of unrestricted shares of common stock on the date they vest and are paid to the holder of the units at such time. Holders of restricted stock units are credited with dividend equivalents at the time dividends are paid. The deferred dividend equivalents are credited annually with interest at a rate equal to 5% per year until the units vest, at which time the dividend equivalents and accrued interest are paid to the executive. The interest credited on the unvested portion of executives’ stock units is reflected in the “Aggregate Earnings in Last FY” column above.

Executive officers covered by Section 162(m) of the Internal Revenue Code could make an advance election to defer receipt of the restricted stock units granted in 2005 through 2007 to a date later than the date on which the units vest, although they receive the related accrued dividend equivalents and interest at the time the units vest. At the later date selected by the executive, the units are converted to unrestricted shares of common stock and paid to the executive. Any dividend equivalents accruing after the vesting date are paid to the executive at the time they are accrued. The first deferral of stock units pursuant to such an election did not occur until 2007, when the first portion of the grants made in 2005 vested. Restricted stock units granted in 2008 were not permitted to be deferred past the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement

The Company has an Employment Agreement with Mr. Letham that provides benefits upon certain terminations of employment, including termination following a change in control of the Company. These benefits are in addition to the benefits to which he would be entitled upon a termination of employment generally, such as the vested retirement benefits described in the Pension Benefits and Nonqualified Deferred Compensation sections of this Proxy Statement, and stock options and restricted stock units that have vested prior to termination.

As a result of Mr. Grubbs’ retirement on June 30, 2008, he is no longer entitled to benefits under the Employment Agreement, although as discussed below, the terms of his Separation Agreement provide for certain benefits.

Under the terms of Mr. Letham’s Employment Agreement, if he terminates his employment with the Company for good reason, as discussed more fully below, or if the Company terminates his employment for other than cause, he is entitled to the following benefits: (i) payment of a pro rata portion of his bonus for the year in which termination occurs, (ii) payment of his salary for the next two years, (iii) payment of a termination bonus equal to the sum of the bonuses paid to him for the two fiscal years preceding the fiscal year in which the termination occurs, (iv) any restricted stock units and stock options that would have vested during the 180-day period following the date of termination will be deemed vested as of such termination date, and (v) coverage under the group health plan will continue for two years after termination (or if earlier, until he is eligible for coverage under a group health plan of another employer), with COBRA coverage available at the end of the second year. In addition, if such termination of employment occurs within two years of a change in control of the Company, all of Mr. Letham’s restricted stock units and stock options and any unvested portion of the SERP will vest immediately. The amounts due to Mr. Letham as described above shall be limited if such payments would constitute “excess parachute payments” within Section 280G of the Internal Revenue Code, so that Mr. Letham shall not receive benefits greater than 333% of the “base amount” (as defined in Section 280G of the Code) or 299.99% of the “base amount” plus $100,000.

For purposes of the Employment Agreement:

•	A change of control will occur if any third person (other than Samuel Zell and his affiliates) acquires more than 50% of the Common Stock of the Company, there is a stockholder approved complete liquidation or dissolution of the Company, there is a sale of all or substantially all the assets of the Company, there is a merger, consolidation or similar event and 50% or less of the outstanding common stock prior to such event is held by the same persons after the event, or if the majority of the directors of the Company is comprised of individuals who were not nominated by the previous Board.

•	Good reason includes a material breach of the agreement by the Company, a material adverse change in Mr. Letham’s authority, the assignment to Mr. Letham of duties which are inconsistent with the duties historically defined, a change to whom Mr. Letham reports, and the relocation of the Company’s principal business office to more than 100 miles from its current location within two years of a change in control.

•	Cause includes illegal or unethical acts or omissions by Mr. Letham that could materially injure the Company or that the Board determines to be a detriment to Mr. Letham’s position or his ability to perform, willful and material breach of his fiduciary obligations or of the agreement, or willful failure or refusal to follow the lawful and good faith directions of the Board.

Mr. Letham’s Employment Agreement contains restrictive covenants that remain in effect until the end of the two-year severance period for Mr. Letham. The restrictive covenants prohibit Mr. Letham from (i) soliciting for employment any Company employees or former employees employed within six months of the solicitation, (ii) directly or indirectly engaging or assisting any person in engaging in any activities competitive to the Company, (iii) attempting to divert, solicit or assist others in soliciting a current or prospective customer, supplier, contractor or service provider of Company or an affiliate and (iv) making any critical or disparaging comments about the Company or an affiliate.

The following table shows the amounts that would be paid to Mr. Letham pursuant to his Employment Agreement assuming a qualifying termination of employment occurred at fiscal year end.

Termination Payments	Dennis J. Letham

Termination Without Change in Control(1)
— Pro rata Bonus	$196,875
— Salary	1,000,000
— Termination Bonus	1,094,746
— Vesting of options/units that vest within 180 days of termination	565,742
— Group Health Plan	11,552
Termination With Change of Control(2)
— Pro rata Bonus	$196,875
— Salary	1,000,000
— Termination Bonus	1,094,746
— Vesting of all options/units	939,718
— Group Health Plan	11,552
— Accelerated Vesting of SERP	174,583

(1)	Termination for good reason by Mr. Letham or without cause by the Company at any time. Includes 12 months’ pro rata bonus valued at full value actually received for 2008; two years payment of salary; termination bonus equal to the two bonuses actually paid prior to fiscal year end; the value of the vesting of any unvested stock units and options that would occur within 180 days of termination; and the Company’s portion of two years of group health plan coverage. The vesting of the unvested stock units is valued at the year end closing price for the Company’s common stock. The vesting of the unvested options is valued at the difference between the exercise price and the year end closing price of the Company’s common stock.

(2)	Termination for good reason by Mr. Letham or without cause by the Company within two years following a change in control of the Company. Includes 12 months’ pro rata bonus valued at full value actually received for 2008; two years payment of salary; termination bonus equal to the two bonuses actually paid prior to fiscal year end; the value of the vesting of all unvested stock units and options; the Company’s portion of two years of group health plan coverage and the accelerated vesting of the SERP. The vesting of the unvested stock units is valued at the year end closing price for the Company’s common stock. The vesting of the unvested options is valued at the difference between the exercise price and the year end closing price of the Company’s common stock. The amounts for accelerated vesting of the SERP represent the difference between the present value of payments to be received under the SERP if fully vested, less the benefit accrued as of fiscal year end, using the valuation assumptions used for financial statement reporting purposes in the Company’s 2008 Form 10-K.

The vesting of unvested stock units and options does not involve any payments by the Company. The group health plan coverage is paid directly by the Company. An amount equal to 25% of the termination bonus and salary is payable on the seventh month following termination, and 4.266667% of such amount is payable each month thereafter, ending 24 months after termination. If payments are not subject to Code Section 409A(a)(2)(B)(i), then payments are made in 24 equal monthly installments beginning on the first day of the month following termination.

Separation Agreement

In connection with his retirement on June 30, 2008, Mr. Grubbs entered into a Separation Agreement with the Company. The Separation Agreement clarifies that Mr. Grubbs is entitled to no severance benefits under his Employment Agreement with the Company. The Separation Agreement further provides that the restrictive covenants contained in the Employment Agreement (which are the same as those in Mr. Letham’s Employment Agreement as described above), as well as a prohibition on rendering services in any capacity to any entity whose products may be distributed at any time by the Company, shall remain in effect until the later of June 30, 2013 or two years following his termination of service as a director of the Company. As consideration for this extension, Mr. Grubbs’ stock options and restricted stock units not vested as of June 30, 2008 continue to vest in accordance with their terms and options can continue to be exercised during their term. See the Outstanding Equity Awards at 2008 Fiscal Year End Table in this Proxy Statement for detailed information regarding Mr. Grubbs’ vested and unvested options and unvested restricted stock units.

Stock Incentive Plans

The Company’s Stock Incentive Plans provide that (i) if an employee’s employment is terminated for other than death or cause, vested stock options can be exercised for 90 days after termination (or if earlier, the expiration of the option term), and if the employee subsequently dies within such 90-day period, such vested options can be exercised for 12 months following such death (or if earlier, the expiration of the option term); (ii) if an employee’s employment is terminated due to death, the stock option can be exercised for 12 months (or if earlier, the expiration of the option term); and (iii) if an employee’s employment is terminated for cause (as determined by the Compensation Committee in its sole discretion), all options expire on the date of such termination.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)	($)(2)	Total ($)

Lord James Blyth	0	150,146	150,146
Linda Walker Bynoe	0	188,125	188,125
Robert L. Crandall	0	193,086	193,086
Robert W. Grubbs	0	65,093	65,093
F. Philip Handy	0	162,649	162,649
Melvyn N. Klein	78,000	125,105	203,105
George Muñoz	0	188,125	188,125
Stuart M. Sloan	0	157,689	157,689
Thomas C. Theobald	0	157,689	157,689
Matthew Zell	0	137,655	137,655
Samuel Zell	0	300,149	300,149

(1)	Directors who are employees of the Company are not compensated for their Board service. Mr. Grubbs received the above compensation after his retirement from Company employment on June 30, 2008. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended and a $5,000 annual retainer for the chair of each such committee, (ii) $3,500 for each Audit Committee meeting attended and a $10,000 annual retainer for the chair of the Audit Committee and (iii) an annual retainer of $125,000, except for the Chairman of the Board who received an annual retainer of $300,000. The Chairman of the Board does not receive any fees for meetings attended. Annual retainers are paid in vested stock units; each director may elect to receive meeting fees and chair retainers in cash or in stock units. The annual retainer and any chair retainers elected to be received in stock units are paid quarterly in stock units by dividing one-fourth of the amount due by the closing price of the common stock on the last trading day before the grant date. Any meeting fees elected to be received in stock units are paid at the beginning of the next calendar quarter using the closing price of the common stock on the last trading day before the grant date. The stock units convert to Common Stock at a pre-arranged time selected by each director prior to the grant date. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation. Any amounts elected to be received in cash are paid quarterly as earned. The Company expenses the units awarded completely in the year of grant. In 2008, the Company had a 53-week fiscal year, ending January 2, 2009 and therefore a fifth quarterly stock grant was made within fiscal year 2008. To maintain comparability from year-to-year, the fifth grant and any cash payments related to a fifth quarterly period will be reported in next year’s proxy statement. Meeting fees related to 2007 but paid in 2008 in cash or stock units are shown.

(2)	Amounts shown were calculated in accordance with FAS 123(R) and reflect the Company’s expense in 2008 with respect to stock units granted. The following stock awards were outstanding at fiscal year end for each non-employee director:

Vested Outstanding Stock
Name	Units not Converted to Stock

Lord James Blyth	37,584
Linda Walker Bynoe	9,299
Robert L. Crandall	29,268
Robert W. Grubbs	2,298
F. Philip Handy	10,889
Melvyn N. Klein	15,720
George Muñoz	11,645
Stuart M. Sloan	10,540
Thomas C. Theobald	8,464
Matthew Zell	21,419
Samuel Zell	36,790

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Lord James Blyth, Linda Walker Bynoe, Robert Crandall, F. Philip Handy, Melvyn Klein, George Muñoz, Stuart Sloan and Thomas Theobald were members of the Compensation Committee of the Board of Directors in 2008.

During the year ended January 2, 2009, no person who is or was formerly an officer or employee of the Company or any of its subsidiaries served as (i) a member of the Compensation Committee; (ii) a member of the compensation committee (or other board committee or full board performing equivalent functions) of another entity, one of whose executive officers served on the Board of Directors of the Company; or (iii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 20, 2009, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors and officers as a group.

				Options
		Common		for Common		Percent
Name of Beneficial Owner(1)	Stock Units(2)	Stock		Stock(3)	Total(4)	of Class

Lord James Blyth	37,584	—		—	0	*
Frederic F. Brace (director nominee)	—	—		—	0	*
Linda Walker Bynoe	9,299	2,000	(5)	—	2,000	*
Robert L. Crandall	29,268	2,000		—	2,000	*
Robert W. Grubbs	34,117	146,461		244,242	390,703	1.1%
F. Philip Handy	10,889	78,795		—	78,795	*
Melvyn N. Klein	15,720	32,400		—	32,400	*
George Muñoz	11,645	3,608		—	3,608	*
Stuart Sloan	10,540	62,942		—	62,942	*
Thomas C. Theobald	8,464	65,933	(6)	—	65,933	*
Matthew Zell	21,419	12,500		—	12,500	*
Samuel Zell	36,790	4,928,397	(7)	—	4,928,397	14.0%
Robert J. Eck	49,858	13,533		39,744	53,277	*
Dennis J. Letham	75,720	103,853		256,429	360,282	1.0%
John A. Dul	13,026	13,603		23,176	36,779	*
Terrance A. Faber	22,242	12,045		17,767	29,812	*
Rodney A. Smith	11,233	1,029		—	1,029	*
All directors and executive officers as a group including the above named persons	419,378	5,493,929		616,454	6,110,383	15.3%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes stock units which convert to fully vested common stock on a 1-for-1 basis at a time prearranged prior to grant. None of the stock units listed will convert within 60 days.

(3)	All options are exercisable. No other options will become exercisable within 60 days.

(4)	Totals presented in this column include common stock and options for common stock but do not include any stock units.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(6)	Includes 4,500 shares owned by Mr. Theobald’s adult children and 1,500 held in custody account for a child, to which Mr. Theobald disclaims beneficial ownership.

(7)	The shares of Common Stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 4,647,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such common shares. Mr. Zell is the sole trustee and beneficiary of the Samuel Zell Revocable Trust; and 140,375 shares owned directly by Mr. Zell. (Also, see the Security Ownership of Principal Stockholders Table in this Proxy Statement.) Of these shares, 4,758,322 shares are pledged.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 20, 2009 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

Title	Name and Address of	Amount and Nature of		Percent
of Class	Beneficial Owner	Beneficial Ownership		of Class

Common	Ariel Capital Management LLC	4,967,450	(1)	14.1%
	200 East Randolph Drive, Suite 2900
	Chicago, IL 60601
Common	Samstock/SIT, L.LC.	4,647,147	(2)	14.0%
	Samstock/ZFT, L.L.C.	55,588
	Samstock/Alpha, L.L.C.	55,587
	SZ Intervivos QTIP Trust	28,700
	Samuel Zell	141,375
	Two North Riverside Plaza
	Chicago, IL 60606
Common	Lord, Abbett Co. L.L.C.	4,009,564	(3)	11.4%
	90 Hudson Street
	Jersey City, NJ 07302
Common	Neuberger Berman LLC	3,593,267	(4)	10.2%
	605 Third Avenue
	New York, NY 10158
Common	Barclays Global Fund Advisors	1,300,803	(5)	5.4%
	Barclays Global Investors, NA.	584,430
	400 Howard Street
	San Francisco, CA 94105
	Barclays Global Investors, Ltd.	20,106
	1 Royal Mint Court
	London, EC2N 4HH

(1)	According to Schedule 13G, dated February 13, 2009, Ariel Capital Management LLC has sole power to vote 4,365,180 shares and sole power to dispose of 4,967,450 shares.

(2)	Samstock/ SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, L.L.C., a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such shares. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. The total does not include 36,790 restricted stock units owned by Mr. Zell.

(3)	According to Schedule 13G, dated February 13, 2009 Lord, Abbett Co. L.L.C. has sole power to vote 3,636,191 shares and sole power to dispose of 4,009,564 shares.

(4)	According to Schedule 13G, dated February 12, 2009, Neuberger Berman LLC has sole power to vote 579,597 shares, shared power to vote 2,628,785 shares and shared power to dispose of 3,593,267 shares.

(5)	According to Schedule 13G, dated February 5, 2009, Barclays Global Fund Advisors has sole power to vote 959,213 shares and sole power to dispose 1,300,803 shares; Barclays Global Investors, NA has sole power to vote 484,622 shares and sole power to dispose of 584,430 shares; and Barclays Global Investors, Ltd. has sole power to vote 855 shares and sole power to dispose of 20,106 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2007, one of the Company’s large international customers requested delivery of cabling and network infrastructure products to support a project in a foreign country in which the Company did not have a presence. To support this customer, during the period from December 30, 2006 through January 2, 2009, the Company sold $300,000 of products and paid approximately $240,000 for services to an entity with a presence in the foreign country (the “Reseller”). The Reseller will resell such products to local contractors working on the project. Our Chairman, Samuel Zell, holds an indirect pecuniary interest in an entity which holds approximately 20 percent of the outstanding stock of the Reseller. As a result of this indirect pecuniary interest, Mr. Zell may be deemed to have an interest in the sales value of these transactions. Profits accruing to the benefit of the Reseller overall were de minimis. Total sales to the Reseller over the life of the project were approximately $1.6 million.

David Grubbs, brother of Robert Grubbs, has an interest in Network Products Inc. and Structured Innovations Ltd., each of which acts as a manufacturer representative (together, the “Representatives”) to certain Company suppliers. The suppliers’ relationship with the Company predates their relationship with the Representatives. Although the Company is not a party to any arrangements between the Representatives and the Company’s suppliers, the Company is aware that the Representatives receive a commission from such suppliers on the Company’s sales of such suppliers’ products into certain regions. Total Company sales (on a cost of goods sold basis) of these suppliers’ products in 2008 were approximately $129.4 million, only a portion of these sales result in a commission to the Representatives. Total Company sales into regions for which the Representatives may receive a commission were approximately $25.6 million.

Various Company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At the Audit Committee’s February meeting it reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement. There are no related party transactions disclosed above that have not been reviewed and ratified in accordance with the Company’s policies and procedures.

INDEPENDENT AUDITORS AND THEIR FEES

The Audit Committee has selected Ernst & Young LLP for reappointment as independent auditors of the Company for 2009. Ernst & Young LLP (and predecessor firm) have audited the Company’s financial statements since 1980. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

Audit Fees

Fees for audit services totaled approximately $4,122,000 in 2008 and approximately $3,643,300 in 2007, including fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services totaled approximately $45,000 in 2008 and approximately $3,000 in 2007.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $456,800 in 2008 and approximately $250,600 in 2007.

All Other Fees

There were no fees for other services in 2008 or 2007.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent auditors each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young, as opposed to another service provider for such services. Additional services may be provided without additional approval of the Audit Committee, so long as such services are pre-approved in the Audit Committee position statement, and the fees associated with such services do not exceed limits approved by the Audit Committee. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of January 2, 2009, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

			Number of Securities
	Number of		Remaining Available for
	Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding	Outstanding Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in the First
	and Rights(1)	Rights(2)	Column)(3)

Equity compensation plans approved by security holders	2,390,945	$34.65	1,230,340
Equity compensation plans not approved by security holders	115,388	$21.54	0
Total	2,506,333	$33.78	1,230,340

(1)	The number shown is the number of shares that, as of January 2, 2009, may be issued upon exercise of 1,729,847 outstanding options and vesting of 776,486 restricted stock units under the 2001 and 2006 Stock Incentive Plans.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of January 2, 2009, may be issued upon exercise of options and other equity awards that may be granted in the future under the Plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2008, except for one Form 4 filing by Mr. Grubbs, reporting one transaction, which was late due to an oversight by the Company.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 8, 2009 in order to be considered for inclusion in the Company’s Proxy Statement and Proxy relating to the 2010 Annual Meeting of Stockholders. In order for other business to be considered at the 2010 Annual Meeting of Stockholders, it must be received by the Company on or before February 22, 2010.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless Anixter International Inc. has received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from the Company’s website at http://www.anixter.com/IROverview. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 7, 2009

By Order of the Board of Directors

John A. Dul, Secretary

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2009. The 2009 Proxy Statement is available at www.anixter.com/SECDocuments The 2008 Annual Report is available at www.anixter.com/AnnualReports YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Please fold and detach card at perforation before mailing. ANIXTER INTERNATIONAL INC. Proxy Solicited by and On Behalf of the Board of Directors The undersigned hereby appoints John A. Dul, Dennis J. Letham and Robert J. Eck and each of them (with full power of substitution in each) proxies of the undersigned to vote at the Annual Meeting of Stockholders of Anixter International Inc. to be held at 8:30 A.M., Central time, May 12, 2009, at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, and at any adjournment thereof, all of the shares of Common Stock of Anixter International Inc. in the name of the undersigned on the record date. Dated: , 2009 Signature (Signature if held jointly) IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. If stock is held jointly, both holders should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE Anixter International Inc. (the “Company”) provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company or the Company’s transfer agent, National City Bank, Cleveland, OH, that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents. To give your consent, mark the box located on the attached card below. Please fold and detach card at perforation before mailing. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. Unless otherwise specified, this proxy will be voted FOR the election of all nominees and FOR proposal 2. 1. Election of the following nominees as directors: FOR all nominees WITHHOLD AUTHORITY (except as marked to the contrary below). to vote for all nominees listed below. Nominees: Lord James Blyth Frederic F. Brace Linda Walker Bynoe Robert L. Crandall Robert J. Eck Robert W. Grubbs Jr. F. Philip Handy Melvyn N. Klein George Muñoz Stuart M. Sloan Thomas C. Theobald Matthew Zell Samuel Zell (INSTRUCTIONS: Write the name of the nominee(s) from whom you are withholding your vote in this space.) The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s Independent Auditors for fiscal 2009. 2. Ratification of Ernst & Young LLP as Independent Auditors. FOR AGAINST ABSTAIN In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof. Please check this box if you intend to be present at meeting. By checking this box, I consent to access future annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. (Please sign and date the proxy card on the reverse side.)